Marina Biotech Appoints Amit Shah as Chief Financial Officer

- - -

City of Industry, CA – October 5, 2017 – Marina Biotech, Inc. (OTCQB: MRNA), a biopharmaceutical company focused on the development and commercialization of innovative therapeutics for hypertension, arthritis, pain and oncology, announced today that Amit Shah will join the company in the newly created role of Chief Financial Officer, effective immediately.

Prior to joining Marina, Mr. Shah served as Senior Director of Finance – ERP, at Young’s Market Company. Prior to Young’s, he was the Vice President of Finance & Accounting, and Acting Chief Financial Officer, of Insightra Medical Inc. Mr. Shah also previously served as VP Finance and Acting Chief Financial Officer at IgDraSol Inc., as Corporate Controller & Director of Finance at ISTA Pharmaceuticals, as Corporate Controller at Spectrum Pharmaceuticals, and Controller/Senior Manager Internal Audits at Caraco Pharmaceuticals Laboratories. Mr. Shah received a Bachelor’s of Commerce degree from the University of Mumbai, and is an Associate Chartered Accountant from The Institute of Chartered Accountants of India. Mr. Shah is also an inactive CPA from Colorado, USA.

“We are thrilled to have Amit join the Marina Biotech team to establish a strong finance and accounting organization for Marina Biotech. Amit brings with him over 15 years of strong financial, accounting and auditing experience to Marina,” stated Joseph Ramelli, CEO of Marina Biotech. “Our recent acquisition of the FDA approved therapy Prestalia represents a large and attractive market opportunity for Marina, which made finding the right Chief Financial Officer essential. I am confident that Amit is that person.”

Mr. Shah stated, “The opportunity to work with the leadership at Marina on a new vision for building a strong finance and accounting organization for Marina, as well as growing the company through sales of Prestalia is exciting. I am equally excited to be contributing to the transition of Marina into a strong and growing commercial organization. There are several promising therapies in our clinical pipeline that, if they are approved by the FDA, we could bring to market using the sales and marketing platforms developed for Prestalia.”

About Prestalia®

Prestalia contains perindopril arginine, an ACE inhibitor, and amlodipine, a dihydropyridine calcium channel blocker, and is indicated for the treatment of hypertension to lower blood pressure. Prestalia may be used in patients whose blood pressure is not adequately controlled on monotherapy. Prestalia may be used as initial therapy in patients likely to need multiple drugs to achieve blood pressure goals. Lowering blood pressure reduces the risk of fatal and nonfatal cardiovascular events, primarily strokes and myocardial infarctions. These benefits have been seen in controlled trials of antihypertensive drugs from a wide variety of pharmacologic classes, including amlodipine and the ACE inhibitor class to which perindopril principally belongs.

About Marina Biotech

Our mission is to provide effective and patient centric treatment for hypertension- including resistant hypertension. In doing so creating a universal platform for the effective treatment of hypertension as well as for the distribution of fixed dose combination [FDC] hypertensive drugs such as Prestalia and those in our pipeline. The company commercial product Prestalia is approved by US FDA for the treatment of hypertension and being commercialized through the DyrctAxess platform. The company is also developing and commercializing late stage, non-addictive pain therapeutics. The company’s ‘next-generation of celecoxib,’ including IT-102 and IT-103, are designed to control the dangerous side-effect of edema that prohibits the drug from being prescribed at higher doses. These have the potential of replacing opioids and combatting the opioid epidemic. Additional information about Marina Biotech is available at http://www.marinabio.com.

Forward-Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Marina Biotech to successfully integrate its business operations with those of IthenaPharma; (ii) the ability of Marina Biotech to obtain funding to support its clinical development; (iii) the ability of Marina Biotech to attract and/or maintain manufacturing, research, development and commercialization partners; (iv) the ability of Marina Biotech and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (v) the ability of Marina Biotech and/or a partner to obtain required governmental approvals; and (vi) the ability of Marina Biotech and/or a partner to develop and commercialize products prior to, and that can compete favorably with those of, competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Marina Biotech’s most recent filings with the Securities and Exchange Commission. Marina Biotech assumes no obligation to update or supplement forward-looking statements because of subsequent events.

PR Contact

Falguni Trieu

Email: ftrieu@marinabio.com

Investor Contact:

KCSA Strategic Communications

Valter Pinto, Senior Vice President

PH: (212) 896-1254

Email: valter@kcsa.com

2